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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                                1999           1998            1997           1996           1995
                                                             ----------     ----------      ----------     ----------     ----------

EARNINGS
   Pretax income (loss) from continuing operations (1)       $  344,573     $ (187,563)     $  258,640     $  200,195     $   33,143
   Add: Fixed charges excluding capitalized interest             90,398         78,728          78,531         68,091         77,220
                                                             ----------     ----------      ----------     ----------     ----------

   Adjusted Earnings                                         $  434,971     $ (108,835)     $  337,171     $  268,286     $  110,363
                                                             ==========     ==========      ==========     ==========     ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (2)       $  132,986     $  119,703      $  105,148     $   89,829     $   88,057
   Amortization of debt expense                                   4,854          4,496           6,438          5,118          4,665
   Interest component of lease rental expenditures (3)            5,789          3,808           3,438          3,856          3,539
                                                             ----------     ----------      ----------     ----------     ----------

   Fixed charges                                                143,629        128,007         115,024         98,803         96,261
                                                             ----------     ----------      ----------     ----------     ----------

   Preferred stock requirements (4)                              24,788          2,905              --             --             --
                                                             ----------     ----------      ----------     ----------     ----------

   Combined fixed charges and preferred stock dividends      $  168,417     $  130,912      $  115,024     $   98,803     $   96,261
                                                             ==========     ==========      ==========     ==========     ==========

Ratio of earnings to fixed charges                                 3.03             --(5)         2.93           2.72           1.15
                                                             ==========     ==========      ==========     ==========     ==========


Ratio of earnings to combined fixed charges and
  preferred stock dividends                                        2.58             --(5)         2.93           2.72           1.15
                                                             ==========     ==========      ==========     ==========     ==========

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(1)      Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends of $14.4 million in 1999 and $2.0 million in 1998.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.